Exhibit 10.20
AGREEMENT
          AGREEMENT, dated as of March 25, 1998, among TANDEM HEALTH CARE, INC., a Pennsylvania corporation (the “Company”), HEALTH CARE REIT, INC., a Delaware corporation (the “REIT”), BEHRMAN CAPITAL II L.P., a Delaware limited partnership (“Behrman”), STRATEGIC ENTREPRENEUR FUND II, L.P, a Delaware limited partnership (collectively with Behrman, the “Purchasers”), and Lawrence E. Deering and Joseph D. Conte (collectively, the “Founders”).
          WHEREAS, the Company and the REIT are parties to a Warrant Agreement, dated February 27, 1998 (the “Warrant Agreement”); and
          WHEREAS, the Company and the Purchasers are parties to a Securities Purchase Agreement dated as of March 24, 1998 (the “Purchase Agreement”); and
          WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the parties hereto clarify their understanding with respect to several matters relating to the Warrant Agreement;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:
          1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.
          2. Existing Capitalization of the Company. The parties hereto confirm and agree that on the date hereof (i) there are 1,232,760 issued and outstanding shares of Common Stock of the Company and (ii) the “Warrants” (as defined in the Warrant Agreement) are currently exercisable for an aggregate 189,655 shares of Common Stock.
          3. Issuances of Securities to Purchasers. The REIT confirms and agrees that all purchases of capital shares of the Company (including without limitation the Securities) by the Purchasers pursuant to the Purchase Agreement (whether on the Initial Closing Date or on any Subsequent Closing Date), shall be deemed to be fair market value purchases at the time thereof for purposes of Section 10(c) of the Warrant Agreement and thus shall be disregarded in calculating the number of shares of Common Stock to be issued upon exercise of any of the Warrants.

          4. Vesting of Options.
          (a) Reference is made to: (i) the Class I Non-Qualified Stock Option Agreements, dated as of March 25, 1998 between the Company and each of the Founders (the “Class I Option Agreements”); (ii) the Class II Incentive Stock Option Agreements, dated as of March 25, 1998 between the Company and each of the Founders (the “Class II Option Agreements”); (iii) the Class III Incentive Stock Option Agreements, dated as of March 25, 1998 between the Company and each of the Founders (the “Class III Option Agreements”); and (iv) the Class IV
Non-Qualified Stock Option Agreements, dated as of March 25, 1998 between the Company and each of the Founders (the “Class IV Option Agreements,” and collectively with the Class I Option Agreements, the Class II Option Agreements and the Class III Option Agreements, the “Option Agreements”). On the date hereof the Company has granted stock options to the Founders pursuant to the Option Agreements. Half of the stock options granted pursuant to the Class III Option Agreements and all of the stock options granted pursuant to the Class IV Option Agreements, and all shares of Common Stock issued upon the exercise of such options, shall be disregarded in calculating the number of shares of Common Stock to be issued upon exercise of any of the Warrants. Further, options granted under the Class I Option Agreements and the Class II Option Agreements, and one-half of the options granted under the Class III Option Agreements, shall be disregarded in calculating the number of shares of Common Stock to be issued upon exercise of any of the Warrants to the extent that such options are not exercisable at the time of such exercise of the Warrants pursuant to the terms of the respective Option Agreements. Further, the options granted under the Class I Option Agreements and the Class II Option Agreements, and one-half of the options granted under the Class III Option Agreements, that are exercisable at the time of an exercise of the Warrants and that would otherwise be included under this paragraph (a) in calculating the number of shares of Common Stock to be issued upon an exercise of the Warrants (the “Exercisable Options”) shall be disregarded in calculating the number of shares of Common Stock to be issued upon an exercise of the Warrants to the extent, but only to the extent, of the number thereof that equals the quotient of the total exercise price payable upon the exercise of all of the Exercisable Options divided by the fair market value of a share of Common Stock on the date of such exercise of the Warrants, determined in the reasonable judgment of the Company’s Board of Directors. To the extent that the options granted under the Class I Option Agreements and the Class II Option Agreements, and one-half of the options granted under the Class III Option Agreements (and the shares of Common Stock issuable in respect of the foregoing), are not excluded under the provisions of this paragraph (a), such options and shares shall be included in calculating the number of shares of Common Stock to be issued upon exercise of any of the Warrants. The REIT hereby agrees that any shares of Common Stock to be issued upon an exercise of the Warrants pursuant to this Section 4(a) may, in lieu of issuance and delivery thereof by the Company, be delivered by Lawrence R. Deering and Joseph D. Conte out of shares of Common Stock then held by them.
          (b) The REIT confirms and agrees that, except as provided in paragraph (a) above, no vesting of Option Shares under the Option Agreements, and no issuances of Option Shares upon exercise of the options granted pursuant to the Option Agreements, shall result in any adjustment to the number of Warrant Units issuable upon exercise of the Warrants or to the exercise price therefor, in each case pursuant to Section 10 of the Warrant Agreement. Without limiting the generality of the foregoing, except as provided in paragraph (a) above, no such adjustments shall be made in the event that the exercise price for such Option Shares at the time of any such exercise is less than the fair market value thereof.
          5. Surrender of Shares by Founders. In the event that (i) any additional shares of Common Stock are to be issued upon an exercise of the Warrants pursuant to Section 4(a) hereof and (ii) such shares are not delivered by the Founders pursuant to the last sentence of Section 4(a), each of the Founders shall at no cost surrender to the Company a number of shares of Common Stock equal to one-half of the number of additional shares so issuable (with the result that the total number of shares surrendered shall equal such number of additional shares). The Company shall immediately cancel any shares of Common Stock so surrendered. Each of the Founders hereby covenants and agrees that he shall at all times retain and possess a sufficient number of shares of Common Stock to effect any such surrender.
          6. Put Right Pro Rata with Preferred Stock Payments. Any payments by the Company pursuant to Section 1l(a), Section 1l(b) or Section 12(a) of the Warrant Agreement shall be made on a pro rata basis with such payments (if any) by the Company as may then be payable in respect of (i) the redemption of the Preferred Stock pursuant to paragraph 2 of the Articles of Amendment or (ii) the Preferred Stock upon the liquidation, dissolution or winding up of the Company pursuant to paragraph 3 of the Articles of Amendment.
          7. Priority of Registration Rights.
          (a) Upon the exercise of a “Demand Registration” (as defined in Schedule I to the Warrant Agreement), the Purchasers and the Founders shall have “piggy-back” rights to register shares for sale to the public as set forth in Section 6 of the Registration Rights Agreement; provided that the number of shares requested to be so included by the Purchasers and Founders may be reduced (pro rata based upon the number of shares of Common Stock so requested to be registered, and before any such reduction to the number of “Warrant Shares” (as defined in the Warrant Agreement) requested to be so registered) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold.
          (b) In the event that the holders of the Warrant Shares wish, pursuant to Section 2(b) of Schedule I to the Warrant Agreement, to exercise “piggy-back” registration rights upon a registration of securities by the Company that has been requested pursuant to Section 4 of the Registration Rights Agreement, the number of Warrant Shares requested to be so included may be reduced (pro rata based upon the number of Warrant Shares and “Founders Stock” (as defined in the Registration Rights Agreement) so requested to be registered, and before any such reduction to the number of shares of “Restricted Stock” (as defined in the Registration Rights Agreement) requested to be so registered) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold.
          8. Miscellaneous.
          (a) All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, heirs and assigns of the parties hereto whether so expressed or not.
          (b) All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered personally or by nationally recognized overnight courier, or mailed by first-class registered mail, postage prepaid, addressed as follows:
     if to the Company or the Founders, to Tandem Health Care, Inc., Persimmon Road, Sewickley, Pennsylvania 15143, Attention: Lawrence R. Deering;
     if to the Purchasers, to Berhman Capital, 126 E. 56th Street, New York, New York 10022, with a copy to Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111, Attention: Joshua A. Leuchtenburg, Esq.; and
     if to the REIT, to Health Care REIT, Inc., One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio 43603-1475, Attention: President;
or, in any case, at such other address or addresses as shall have been furnished in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective when delivered in hand to the party to which directed or if sent by first-class registered mail, postage prepaid and properly addressed as set forth above, at the earlier of (i) the time when received by the addressee or (ii) the fifth business day following the dispatch thereof
          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Warrant Agreement is amended hereby, in which case this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
          (d) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except in a writing executed by the parties.
          (e) In the event of a conflict between the terms hereof and the terms of the Warrant Agreement, the terms hereof shall govern. Except as modified herein, the terms of the Warrant Agreement continue to be in full force and effect.

          (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

TANDEM HEALTH CARE, INC.

By:	/s/ Lawrence R. Deering

Chairman and Chief
Executive Officer

BEHRMAN CAPITAL II, L.P.

By :	Behrman Brothers, L.L.C. General Partner

By:	/s/ Darryl Behrman

Managing Member

STRATEGIC ENTREPRENEUR FUND II, L.P.

By:	/s/ Darryl Behrman

General Partner

/s/ Lawrence R Deering

Lawrence R Deering

/s/ Joseph D. Conte

Joseph D. Conte

HEALTH CARE REIT. INC.

By:	/s/ George L. Chapman

Name George L. Chapman
Title: CHAIRMAN, CEO & PRESIDENT